First Associated Investment Advisors, Inc. (FAIA)

Code of Ethics and Personal Trading Policy

I.	Overview

The purpose of this Code of Ethics and Personal Trading Policy (Code) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (Advisers Act), and Rule 17j-1 of the Investment Company Act of 1940, as amended (1940 Act). FAIA expects each of its Access Persons to follow the guidelines and requirements herein.

Every Access Person will be required to certify annually that:

•	S/he has received this Code and any amendments to this Code;
•	S/he has read and understood this Code and recognizes s/he is subject to its provisions; and
•	S/he has complied with the applicable provisions of this Code and has reported all personal securities transactions and holdings required to be reported under Section IV of this policy.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Chief Compliance Officer (CCO) of FAIA.

II.	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including FAIA. As a fiduciary, FAIA has a duty of utmost good faith to act solely in the best interests of each of its Clients, including The Teberg Fund (Fund), a registered investment company managed by FAIA. In meeting this fiduciary duty, FAIA and its Access Persons must strive to avoid and/or if appropriate, manage and/or disclose identified potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Access Persons. This fiduciary duty compels all Access Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code and represents the expected basis of all dealings with FAIA’s Clients and the Fund’s shareholders.

In connection with these expectations and in an attempt to manage conflicts of interest, FAIA and the Fund have established the following core principles of conduct. While the following principles are not all-encompassing, they are consistent with FAIA’s and the Fund’s cultures of trust, honesty, integrity, and openness which are evident throughout FAIA.

A.	Core Principles
1.	Access Persons are expected to comply with the Federal Securities Laws. Strict adherence to FAIA’s compliance policy manual and guidance provided by the CCO will assist Access Persons in complying with this important requirement;
2.	The interests of Clients and the Fund’s shareholders should be placed ahead of those of all others;
3.	Access Persons should not take inappropriate advantage of their position with FAIA or the Fund (as applicable);
4.	Access Persons should avoid any actual or potential conflict of interest with any Client;
5.	Personal securities transactions should be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account; and
6.	FAIA and the Fund will strive to foster a healthy culture of compliance.
B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Access Persons. Specifically, these persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;
2.	Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or
4.	Engage in any manipulative practice with respect to a Client.
C.	Personal Conduct

1.                  Acceptance of Gifts and Receipt of Business Entertainment

                                     a.                  Acceptance of Gifts

Access Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (less than $100) during a calendar year excluding de minimis perishable items, from any person or entity doing business with FAIA. All gifts, with the exception of de minimis perishable items, must be reported to the CCO. The CCO will

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keep a log of all gifts reported and periodically review gifts received for reasonableness, propriety and consistency with this policy.

                                    b.      Receipt of Business Entertainment

This policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Access Person may accept entertainment deemed to be excessive. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy. All entertainment received where the value is expected to be greater than $250 must be reported to the CCO. The CCO will keep a log of all business entertainment reported.

2.                  Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Access Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than a de minimis value (less than $100) to any person or entity doing business with FAIA during a calendar year. All gifts, with the exception of de minimis perishable items, provided shall be reported to the CCO. The CCO will maintain a log of such items. The CCO shall periodically review gifts provided for reasonableness, propriety and consistency with this policy.

b.	Giving of Business Entertainment

The limits on providing gifts described above does not include providing business entertainment – items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as golf, a dinner or a sporting event, of reasonable value. As a general rule, an Access Person of FAIA is expected to attend any concert or sporting event where the ticket is provided by FAIA. If an FAIA Access Person is unable to attend, the tickets used by the recipient shall be considered a gift, subject to the limitations outlined at 10.3(C)(2)(a) above. No Access Person may provide business entertainment deemed to be excessive. FAIA shall track all business entertainment expenses in the firm’s corporate accounting records. Additionally, the CCO shall periodically review business entertainment hosted by FAIA.

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3.                  Charitable Contributions

Access Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Access Persons are prohibited from considering FAIA or the Fund’s current or anticipated business relationships as a factor in making charitable contributions.

4.                  Political Contributions

Access Persons may only make political contributions as permitted in FAIA’s Political Contributions Policy. Access Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Access Persons are prohibited from considering FAIA or the Fund’s current or anticipated business relationships as a factor in making political contributions.

5.                  Service as Director for an Outside Company

Any Access Person wishing to serve as director for an outside public company or private company (for profit or not-for-profit) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of FAIA, the Fund, Clients and the Fund’s shareholders.

6.                  Outside Business Activities

Access Persons wishing to engage in outside business activities must seek approval from the CCO and, if requested, provide periodic reports to the CCO, or her designee, summarizing those outside business activities.

D.	Protection of Non-Public Information
1.	Access Persons are expected to exercise diligence and care in maintaining and protecting Client and Fund shareholder non-public information as outlined in FAIA’s Privacy Policy.
2.	Access Persons are also expected to not divulge information regarding FAIA’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO.
3.	Access Persons are expected to adhere to the Fund’s policy on the disclosure of mutual fund holdings.
III.	Personal Trading Policy

A.	Prohibited Transactions

Unless specifically permitted within this Code and excluding all personal securities transactions exempt from pre-clearance in Section III(B)(3), no Access Person shall execute a transaction in a Security when FAIA (on behalf of its Clients):

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1.	Has a pending “buy” or “sell” order in that same Security;
2.	Has purchased or sold that same Security within 2 days (before or after); or
3.	Is considering purchasing or selling that same Security. See the Glossary of Terms for the definition of a Security “being considered for purchase or sale.”
B.	Personal Trading Restrictions
1.	Initial Public Offerings

Access Persons are not permitted to acquire securities in an IPO.

2.	Private Placements

Access Persons are permitted to acquire Private Placements after requesting and obtaining pre-approval of the transaction. See Section III(A)(3) below for pre-clearance requirements.

3.	Pre-Clearance of Personal Securities Transactions

Pre-clearance is required for all personal securities transactions with the exception of those outlined below:

a.	Shares of registered open-end investment companies, excluding the Fund;
b.	Direct obligations of the United States Government;
c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
d.	Shares issued by any money market fund;
e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, including the Fund;
f.	Transactions in accounts not managed by FAIA, in which the Access Person has no direct or indirect influence or control;
g.	Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and
h.	Transactions effected pursuant to an Automatic Investment Plan.
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Pre-clearance requests should be submitted to the CCO, or her designee, and such requests should be made on the form maintained by the CCO. The pre-clearance authorization is effective until the close of business on the day the pre-clearance request is approved, unless extended or revoked at the discretion of the CCO. The CCO, or her designee, may disapprove such request for any reason she deems appropriate. All pre-clearance requests of the CCO shall be submitted to FAIA’s President for review and approval.

IV.	Reporting Requirements

A.	Quarterly Transaction Report
1.	Timing of Report

Access Persons must submit a Quarterly Transaction Report to the CCO, or her designee, within 30 calendar days following the end of each calendar quarter, certifying whether the Access Person had any transactions during the previous quarter.

2.	Content of Report
a.	Each Quarterly Transaction Report must include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

                                                              i.            Date of Transaction

                                                            ii.            Name of Security

                                                          iii.            Ticker Symbol or CUSIP Number, as applicable

                                                          iv.            Interest Rate and Maturity Date, as applicable

                                                            v.            Number of Shares or Par

                                                          vi.            Principal Amount

                                                        vii.            Nature of Transaction (i.e., Purchase or Sale)

                                                      viii.            Price of Security

                                                          ix.            Name of Broker

                                                            x.            Date of the Report

b.	Transactions in the following securities are not required to be reported:
1.	Shares of open-end mutual funds that are not the Fund;
2.	Direct obligations of the United States Government;
3.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;
4.	Shares issued by any money market fund;
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment company, none of which are held in the Fund.
6.	Transactions in accounts not managed by FAIA, in which the Access Person has no direct or indirect influence or control; and
7.	Transactions effected pursuant to an Automatic Investment Plan.
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c.	Access Persons must also indicate on the Quarterly Transaction Report whether they established any new accounts during the previous quarter,
d.	Access Persons may provide investment statements with the report if they contain all the required information described above. Either a hard copy or an electronic version is acceptable.
e.	Regardless of the method of communication of transactions to FAIA, all Access Persons must sign and submit a Quarterly Transaction Report.

B.	Initial and Annual Holdings Report
1.	Timing of Report
a.	Access Persons are required to submit an Initial and Annual Portfolio Holdings Report to the CCO, or her designee, indicating all personal securities holdings within 10 calendar days upon becoming an Access Person of FAIA and on an annual basis thereafter, within 30 days of calendar year end.
2.	Content of Report
a.	Each Holdings Report must be current as of a date not more than 45 calendar days prior to submission and include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

                                                              i.            Name and Type of Security

                                                            ii.            Ticker Symbol or CUSIP number

                                                          iii.            Number of Shares or Par

                                                          iv.            Principal Amount

                                                            v.            Broker or Bank Name

                                                          vi.            Date of the Report

b.	Access Persons do not have to include the following securities on their Holdings Report:

                                                              i.            Direct obligations of the United States government;

                                                            ii.            Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

                                                          iii.            Shares issued by any money market fund;

                                                          iv.            Shares of registered open-end investment companies, except the Fund, which is included(ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);

                                                            v.            Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, none of which are the Fund; and

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                                                          vi.            Holdings in accounts not managed by FAIA, in which the Access Person has no direct or indirect influence or control.

c.	Investment statements may by submitted in lieu of the Holdings Report as long as all required information is included on the statements.

C.	Review of Personal Securities Reports

The CCO shall generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-clearance requests:

1.	Whether the investment opportunity should have been directed to a Client’s account;
2.	Whether the amount or nature of the transaction affected the price or market for the security;

3.      Whether the pre-clearance procedures were followed;

4.	Whether the Access Person benefited from purchases or sales being made for Clients;
5.	Whether the transaction was consistent with the letter and the spirit of the Code;
6.	Whether the transaction harmed any Client; and
7.	Whether the transaction has the appearance of impropriety.

The President will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.

V.	Reporting to the Fund’s CCO and Board of Trustees

The Adviser’s CCO shall provide a quarterly report to the Fund’s CCO which shall identify any violations which required remedial action during the past quarter.

At least annually, the Adviser’s CCO shall prepare a written report to the Fund’s CCO that:

A.	Describes any issues arising under the Code or procedures since the last report to the Fund’s Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
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B.	Certifies that FAIA and the Fund have adopted procedures reasonably necessary to prevent Access Persons from violating the Code and any material changes to the Advisers policies or Code.
VI.	Reporting of Violations

All Access Persons shall report promptly any violation or suspected violation of this Code (including the discovery of any violation committed by another Access Person) to the CCO. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and purchasing securities contrary to the Personal Trading Policy. The CCO and President of FAIA will determine whether such violations should be reported to the Fund’s CCO.

Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by FAIA or the Fund’s management, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the Access Person reported such apparent violation in good faith.

VII.	Sanctions

Upon discovering a violation of the Code, the CCO and President or the Fund may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

VIII.	Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.	Current and historic copies of this Code;
B.	Access Persons’ written acknowledgement of receipt of Code;
C.	Historic listings of all Access Persons subject to this Code;
D.	Violations of the Code, and records of action taken as a result of the violations;
E.	All personal securities transactions and holdings reports made by Access Persons and/or copies of investment account confirmations and statements;
F.	All pre-clearance requests and approvals/disapprovals of personal security trading by Access Persons, including documentation of the reasons for the approval/disapproval; and
G.	Any reports made to the Fund’s CCO or Board of Trustees.

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Approved: August 14, 2013

Revised: August 1, 2016

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Glossary of Terms

A.	Access Person means any employee, director, owner, or officer of FAIA or the Fund; any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.
B.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
C.	Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) except that the term applies to both debt and equity securities. As a general matter, “beneficial ownership” will be attributed to an Access Person who has or shares a direct or indirect monetary interest in a security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary. An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial ownership typically includes:

1.	Securities held in a person’s own name;
2.	Securities held with another in joint ownership arrangements;
3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;
4.	Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and
5.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

D.	Client means any person or entity for which FAIA serves as an investment adviser, including the Fund.
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E.	Disinterested Director means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.
F.	Federal Securities Laws means the Securities Act of 1933 (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.
G.	Initial Public Offering (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
H.	Limited Offering, including Private Placements, are defined as equity positions within non-public companies and are exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act.
I.	Monetary interest has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.
J.	Private Placement has the same meaning as “Limited Offering”.
K.	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.
L.	Reportable Fund means any investment company where FAIA serves as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the 1940 Act. Reportable Funds include the Fund.

M.	Security has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a private placement, or any put, call, straddle or option on any security or on any group or index of securities, including exchange traded funds.

N.	A security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated to a portfolio manager or persons advising a portfolio manager, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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First Associated Investment Advisors, Inc. (FAIA)

Insider Trading Policy

I.	Overview

No employee may purchase or sell a security while in possession of material, non-public information. This prohibition applies to transactions made personally by FAIA employees and transactions made on behalf of others, including trades in client accounts managed by FAIA. FAIA also prohibits communicating material, non-public information to others in violation of the law, frequently referred to as “insider trading.” This policy applies to every employee and extends to activities within and outside their duties at FAIA.

“Insider trading” generally refers to the use of material, non-public information to trade in securities (whether or not one is an “insider” of a specific company). Insider trading also encompasses the communication of material, non-public information to others. Individuals trading securities while in possession of material, non-public information or improperly communicating that information to others may be exposed to stringent penalties. While penalties may be imposed internally by FAIA, employees trading while in possession of material, non-public information may be subject to legal penalties as well.

Questions concerning this policy should be directed to the Chief Compliance Officer (CCO).

II.	Procedures

The following procedures have been established to aid FAIA and all employees in avoiding insider trading, and to assist FAIA in preventing and detecting insider trading. Any questions regarding these procedures should be directed to the CCO.

A.	Identifying Non-public Information

Before employees trade securities for themselves or others, including client accounts, an employee should ask him/herself the following questions regarding the information they receive about the security:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the security if it were generally disclosed to the public?
•	Is the information non-public? To whom has this information been provided? Has the information been communicated to the marketplace by being published in financial publications, brokerage reports, the internet or other publications of general circulation?

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While there are various legal nuances regarding the true definition of insider trading, insider trading generally includes the following scenarios:

1.	Classic Scenario: Trading by an insider who owes a duty to the issuer of the security traded;
2.	Misappropriation Scenario: Trading based on material non-public information in breach of a duty owed to someone other than the issuer; or
3.	Tipping Scenario: The recipient of inside information assumes the same liability as the person who provided the tip, if the recipient knows or should have known the provider of such information is breaching a duty by transmitting or otherwise sharing the information.

B.	Employee Actions

If, after consideration of the above, (i) any employee believes s/he is in receipt of material, non-public information; (ii) an employee has questions as to whether s/he is in receipt of material, non-public information; or (iii) any employee suspects a client is trading based on inside information, the employee should take the following steps:

1.	Report the information and, if applicable, proposed trade immediately to the CCO or President;
2.	Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any client account managed by FAIA; and
3.	Do not communicate the information inside or outside of FAIA, other than to the CCO or President.

After the CCO or President has reviewed the issue, the employee will be instructed either to continue the prohibition against trading and communication because the CCO or President has determined that the information is material and non-public, or the employee will be allowed to trade the security and communicate the information.

C.	Management Actions

Upon determination that the information may represent material inside information, the CCO or President will take the following actions, as deemed appropriate:

1.	If the CCO has been informed by an employee, the CCO will inform the President. Likewise, if the President has been informed by an employee, the President will inform the CCO;
2.	Consider a halt to all firm trading activity in the security;
3.	Consider a halt to all recommendations of the security;
4.	Consider requesting the issuer or other appropriate parties to disseminate the information promptly to the public if the information is valid and non-public;
5.	Take steps to ensure all files containing material, non-public information are sealed and access to computer files containing material, non-public information are restricted;
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6.	Consult with other senior members of the firm; and
7.	Notify legal counsel and request advice as to what further steps should be taken before transactions or recommendations in the securities are resumed.

In addition, the CCO or President shall confidentially document the firm’s actions in addressing the material inside information.

Approved: August 14, 2013

Revised:

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First Associated Investment Advisors, Inc. (FAIA)

Political Contributions Policy

I.	Overview

FAIA and its Covered Associates, as defined below in Section II, are required to comply with Rule 206(4)-5 of the Investment Advisers Act of 1940 (Rule), which governs political contributions of an investment adviser and its Covered Associates to officials of state and local government entities. This policy is designed to provide reasonable assurance FAIA and its Covered Associates do not inappropriately influence the selection of advisory contracts from government entities via the use of political contributions.

Questions concerning this policy should be directed to the Chief Compliance Officer (CCO) of FAIA.

II.	Definitions
A.	Definitions (as used within this Policy):
1.	“Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office. Contributions include:
a.	Payments made directly to an official of a government entity who is in a position to influence the selection of FAIA as an investment adviser;
b.	Payments to a political party of a state or locality in which FAIA is providing or seeking to provide investment advisory services to a government entity; and
c.	Payments made indirectly through a third party that if, done directly, would violate the Rule. Third parties include family members, consultants, attorneys, friends, political action committees or companies affiliated with FAIA.
2.	“Covered Associate” means:
a.	Any general partner, managing member or executive officer, or other individual with a similar status or function;
b.	Any employee who solicits a government entity for FAIA and any person who supervises, either directly or indirectly, such employee;
c.	Any political action committee controlled by FAIA or its Covered Associates; and
d.	The spouse of the individuals identified above.

For the purposes of this policy, FAIA considers all employees to be Covered Associates.

3.	“Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate or
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successful candidate for elective office of a government entity, if the office is directly or indirectly responsible for hiring an investment adviser.

4.	“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.
5.	“Third Party Solicitor” means any person or entity that receives payment, as defined above, from the adviser for the purposes of soliciting advisory business, including, but not limited to, placement agents and consultants.

III.	Contributions

The Rule prohibits FAIA from providing investment advisory services for compensation, where FAIA or any of its Covered Associates has made a contribution to a government official. The compensation ban runs for two years following the date of the triggering contribution.

A.	Requirements
1.	All FAIA Covered Associates are required to receive approval prior to making any contribution.
2.	Covered Associates are required to report all contributions annually.
3.	Prospective staff is required to report political contributions for a two-year look-back period if they will solicit business for FAIA. All other prospective staff is subject to a six-month look-back period.
4.	If FAIA determines that a contribution triggered the two-year ban on compensation, FAIA management will make a determination whether to continue to provide uncompensated services to the client or allow a reasonable period of time for the client to find a new investment adviser.
5.	For any fees earned within two years following a triggering contribution, FAIA will promptly refund the portion of the management fee earned and received.
B.	Limitations and Exceptions
1.	Covered Associates are allowed to make aggregated de minimis contributions of up to:
a.	$350 per election[1] if the Covered Associate is entitled to vote[2] for the official; or
b.	$150 per election if the Covered Associate is not entitled to vote for the official.
2.	Returned contributions that meet all of the following requirements are excepted:
a.	The contribution was made inadvertently to an official for whom the Covered Associate is NOT entitled to vote.
b.	The contribution, in the aggregate, does not exceed $350.
c.	FAIA must learn of the contribution within four months of said

____________________

1 Primary and general elections are considered separate elections.

2 A covered associate is “entitled to vote” for an official if the covered associate’s principal residence is in the locality in which the candidate seeks election.

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contribution, and the contributor must obtain a return of the contribution within 60 days of FAIA learning of the triggering contribution.

FAIA may not rely on the exceptions outlined above more than two times per calendar year. A Covered Associate may not rely on the exception more than once per calendar year. Returned contributions made in excess of the allowed exceptions will subject FAIA to the two-year ban on compensation.

IV.	Coordination of Contributions

Neither FAIA nor its Covered Associates may coordinate or solicit any person or political action committee to make contributions to the following:

•	An official of a government entity to which FAIA provides or is seeking to provide investment advisory services; or
•	A political party of a state or locality where FAIA is providing or seeking to provide advisory services to a government entity.

Examples of soliciting include, but are not limited to: sponsoring an event where a candidate will engage in fundraising; authorizing the use of company logo or letterhead in connection with fundraising activities; and coordinating small contributions from a large number of individuals.

V.	Third Party Solicitation

FAIA will not hire a third-party solicitor to solicit government clients, unless such solicitor is a regulated person under the Rule.

VI.	Record Retention Requirements

FAIA will maintain a record of the following:

A.	A list of all of its Covered Associates which includes:
1.	Name and title;
2.	Business and residence addresses;
3.	Date became a Covered Associate;
4.	Whether Covered Associate solicits business on behalf of FAIA.

B.	A list of all government entities for which FAIA provides or has provided investment advisory services in the most recent five years but not prior to September 13, 2010.
C.	A list of all government entities whose plans include The Teberg Fund (Fund), a registered investment company for which FAIA serves as investment adviser as an option beginning as of September 13, 2011, including:
1.	Each government entity invested in a fund FAIA manages whose
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account(s) can be reasonably identified either using fund or transfer agent records;

2.	Each government entity whose account was identified at the time of investment by FAIA or one if its Covered Associates;
3.	Each government entity that sponsors or establishes a 529 Plan with FAIA; and
4.	Each government entity that has been solicited to invest in a fund by a Covered Associate of FAIA or an intermediary.
D.	A list of all direct or indirect contributions or payment made by FAIA or its Covered Associates to an official of a government entity, a political party or a political action committee. Records relating to these contributions must be listed in chronological order and include the following information:
1.	Name and title of contributor;
2.	Name and title of recipients, including city/county/State or other political subdivision;
3.	Amount and date of each contribution or payment;
4.	Whether any such contribution was the subject of the “returned contributions” exceptions defined in 1.03(B)(2) above.
E.	The name and business address of each solicitor paid to solicit a government entity to retain FAIA’s services.

Approved: August 14, 2013

Revised: August 1, 2016

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